                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                   AETNA INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                   AETNA INC.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  $-0- per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(1)

--------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrations statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

        ------------------------------------------------------------------------

     (2)  Form, schedule or registration statement no.:

        ------------------------------------------------------------------------

     (3)  Filing party:

        ------------------------------------------------------------------------

     (4)  Date filed:

        ------------------------------------------------------------------------

---------------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

1997 Aetna Proxy Statement
Notice of Annual Meeting

                                                                          [LOGO]

TABLE OF CONTENTS
--------------------------------------------------------------------------------

General Information................................................................   2
  I.  Election of Directors........................................................   2
      Nominees for Directorships...................................................   4
      Director Compensation Table..................................................  12
      Other Information Regarding Directors........................................  13
      Committees of the Board......................................................  13
      Certain Transactions and Relationships.......................................  14
      Security Ownership of Certain Beneficial Owners, Directors, Nominees and
      Executive Officers...........................................................  16
      Summary Compensation Table...................................................  20
      Stock Option Grants Table....................................................  22
      Stock Option Exercises and December 31, 1996 Stock Option Value Table........  24
      Pension Plan.................................................................  25
      Other Agreements.............................................................  26
      Report of the Committee on Compensation and Organization.....................  28
      Corporate Performance Graphs.................................................  32
 II.  Appointment of Auditors......................................................  34
III.  Shareholder Proposal to Rotate Location of Annual Meeting....................  34
 IV.  Other Information and 1998 Shareholder Proposals.............................  34
      Annual Report................................................................  35

AETNA LOGO

                         AETNA INC.                       RONALD E. COMPTON
                         151 Farmington Avenue            Chairman
                         Hartford, Connecticut 06156

To Our Shareholders:

The 1997 Annual Meeting of Shareholders will be held on Friday, April 25, 1997, at 9:30 a.m. at our Corporate Headquarters in Hartford, Connecticut, and I hope you will attend.

The matters expected to be acted on at the meeting are described in detail in the attached Notice of Annual Meeting of Shareholders and Proxy Statement. In addition to specific agenda items, we will discuss generally the operations of Aetna.

If you are unable to attend the Annual Meeting, it is still important that your shares be represented. Please sign and date the enclosed Proxy Card and return it as soon as possible in the envelope provided.

/s/ Ronald E. Compton
Ronald E. Compton
Chairman

March 21, 1997

LOGO                     AETNA INC.                       LUCILLE M.
                         151 Farmington Avenue            NICKERSON
                         Hartford, Connecticut 06156      Vice President,
                                                          Corporate
                                                          Governance and
                                                          Corporate
                                                          Secretary

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Aetna Inc. will be held at the Corporate Headquarters of the Company, 151 Farmington Avenue, Hartford, Connecticut, on Friday, April 25, 1997 at 9:30 a.m. for the following purposes:

1. To elect a Board of Directors for the coming year;

2. To approve the appointment of KPMG Peat Marwick LLP as independent auditors for the current calendar year;

3. To act on a shareholder proposal, if properly presented, to rotate the location of the Annual Meeting; and

4. To transact any other business that may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on February 28, 1997 as the record date for determination of the shareholders entitled to vote at the meeting or any adjournment thereof.

The Annual Meeting of Shareholders is open to all shareholders. In order to attend the Annual Meeting of Shareholders, you must present an admission ticket. If you hold shares of Aetna Common Stock or 6.25% Class C Voting Preferred Stock in your own name or through the Aetna Incentive Savings Plan or the U.S. Healthcare, Inc. Savings Plan, please complete and return the enclosed postage-paid reservation card directly to Aetna. An admission ticket will then be mailed to you. If your shares are held by a broker or other nominee in street name and you wish to attend the meeting, your broker or nominee must give written notice to Aetna that you are its authorized representative for those shares. An admission ticket will then be issued to you.

Whether or not you expect to attend the Annual Meeting of Shareholders, please fill in, date and sign the accompanying Proxy Card and mail it promptly in the enclosed prepaid return envelope. If you attend the Annual Meeting of Shareholders, you may vote in person if you wish, even if you have previously returned your Proxy Card.

By order of the Board of Directors,

/s/ Lucille M. Nickerson
-----------------------------
Lucille M. Nickerson
Vice President, Corporate Governance and Corporate Secretary

March 21, 1997

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Aetna Inc. (the Company) for the Annual Meeting of Shareholders to be held at the Company's Corporate Headquarters on April 25, 1997. This Proxy Statement and the enclosed Proxy Card are being mailed to shareholders on or about March 21, 1997.

     On July 19, 1996, Aetna Life and Casualty Company (AL&C) and U.S. Healthcare, Inc. (USHC) consummated a transaction pursuant to which each became a wholly-owned subsidiary of the Company (the Merger; July 19, 1996 is referred to herein as the Merger Date). Upon consummation of the Merger, AL&C changed its name to Aetna Services, Inc.

     Shareholders of record of the Company's Common Stock, par value $.01 per share, (Common Stock) and 6.25% Class C Voting Preferred Stock, par value $.01 per share, (Preferred Stock) at the close of business on February 28, 1997 will be entitled to vote at the meeting. On that date, 149,762,657 shares of Common Stock and 11,655,521 shares of Preferred Stock were outstanding. Each share of Common Stock is entitled to cast one vote. Each share of Preferred Stock is entitled to cast 4/5 of a vote. With respect to the matters outlined in the Notice of Annual Meeting, the Common Stock and the Preferred Stock vote together as a single voting group.

     At this time, the Directors are not aware of any matters that may be properly presented for consideration at the Annual Meeting other than those outlined in the Notice of Annual Meeting. If other matters are properly presented for consideration, the persons named on the Proxy will vote on those matters according to their best judgment.

     The giving of a Proxy does not affect a shareholder's right to vote in person at the meeting since the Proxy may be revoked at any time before it is voted. A properly executed Proxy that is not revoked will be voted according to the instructions on the Proxy. If no instruction is given for any matter to be voted upon, the shares represented by the Proxy will be voted on that matter in the manner described on the following pages.

     Any full shares held for you under the Company's Dividend Reinvestment and Stock Purchase Plan have been included in the shares shown on the enclosed Proxy. Only full shares are entitled to vote as the Company does not issue fractional shares.

     Participants in the Aetna Incentive Savings Plan and the USHC Savings Plan who receive this Proxy Statement in their capacity as a participant in either plan will receive a voting instruction card in lieu of a Proxy, which serves to direct the trustees of those plans how to vote the shares. Shares held in the Aetna Incentive Savings Plan for which no directions are received are voted by the trustee in the same percentage as the shares for which directions are received. Shares held in the USHC Savings Plan are not voted unless the instruction card is signed and returned to the trustee.

     Votes are counted by tellers of the Company's Transfer Agent. The tellers will canvass the shareholders present in person at the Annual Meeting, count their votes and count the votes cast by proxies presented. The presence at the Annual Meeting, in person or by proxy, of at least a majority of the votes entitled to be cast at the meeting constitutes a quorum. Under Connecticut corporation law, the approval of any corporate action taken at a shareholder meeting is based on votes cast. "Votes cast" means votes actually cast "for" or "against" a particular proposal, whether by proxy or in person. Abstentions and broker nonvotes are not considered "votes cast." Broker nonvotes occur when a broker nominee, which has voted on one or more matters at the meeting, does not vote on one or more other matters at the meeting because it has not received instructions from the beneficial owner to so vote, and does not have discretionary authority to do so. Directors are elected by a plurality of votes cast; shareholder approval of each other proposal to be considered at the Annual Meeting occurs if the votes cast in favor of the proposal exceed the votes cast against the proposal.

I. ELECTION OF DIRECTORS

Fifteen individuals will be nominated for election as Directors at the Annual Meeting (the Nominees). However, in the event any Nominee becomes unavailable for election, the Board of Directors will reduce the number of Nominees prior to the meeting. The terms of office for all elected Directors will run until the next Annual Meeting and until their successors are duly elected and qualified. The 15 individuals (or such lesser number if the Board has decreased the number of Nominees as provided above) receiving the greatest number of votes cast at the meeting will be elected Directors. UNLESS DIRECTED TO THE CONTRARY, THE SHARES REPRESENTED BY THE ENCLOSED PROXY WILL BE VOTED FOR THE ELECTION OF THE 15 NOMINEES LISTED ON THE FOLLOWING PAGES.

If the number of Nominees is reduced as provided above, the shares represented by the enclosed Proxy will be voted for the remaining Nominees.

     With the exception of Mr. Sebastianelli, all Nominees became Directors of the Company in 1996 upon or following the Merger. With the exception of Mrs. Cohen and Messrs. Abramson, Goodman, Huber and Sebastianelli, each Nominee was elected by the shareholders of AL&C at its 1996 Annual Meeting. The following pages list the names and ages of the Nominees as of the date of the Annual Meeting, the year each first became a Director of the Company, the principal occupation and principal business directorships of each as of February 28, 1997, a brief description of the business experience of each for at least the last five years, and the Board Committees of which each Nominee is a member. The information presented includes a Director's prior service with AL&C or USHC, as appropriate.

NOMINEES FOR DIRECTORSHIPS
[ABRAMSON PHOTO]

LEONARD ABRAMSON, 64
(Director since 1996)
(Director of USHC from 1982 to 1996)

Mr. Abramson retired on July 19, 1996 as a director, Chairman and chief executive officer of USHC (managed healthcare company), positions he had held since 1982. Mr. Abramson is the founder of USHC which became a wholly-owned subsidiary of the Company on July 19, 1996. Mr. Abramson currently is self-employed as a consultant and private investor. He is the author of Healing our Health Care System.

[COHEN PHOTO]

BETSY Z. COHEN, 55
(Director since 1996)
(Director of USHC from 1994 to 1996)

Mrs. Cohen has been Chairman and Chief Executive Officer of JeffBanks, Inc. (bank holding company) since its inception in 1981 and also is a director of its subsidiaries, Jefferson Bank, which she founded in 1974, and Jefferson Bank New Jersey, which she founded in 1987. From 1985 until 1993, Mrs. Cohen was a director of First Union Corp. of Virginia (bank holding company) and its predecessor, Dominion Bankshares, Inc. In 1969, Mrs. Cohen co-founded a commercial law firm and served as a Senior Partner until 1984. Mrs. Cohen also is a director of Life Technologies, Inc. (biomedical products) and Litmus Concepts, Inc. (health care diagnostic products). She is a member of the Investment Committee.

[COMPTON PHOTO]

Ronald E. Compton, 64
(Director since 1996)
(Director of AL&C since 1988)

Mr. Compton is Chairman and chief executive officer of the Company. Since joining Aetna in 1954, Mr. Compton has held various positions of increasing responsibility. He served as Senior Vice President from March 1987 to November 1987 when he was named Executive Vice President. Mr. Compton became President of Aetna on July 1, 1988 and held that position until March 6, 1997. He was appointed Chairman and chief executive officer of Aetna on March 1, 1992. Mr. Compton is Chairman of the Executive Committee. He is also Chairman and President of Aetna Foundation, Inc.

[DONALDSON PHOTO]

William H. Donaldson, 65
(Director since 1996)
(Director of AL&C since 1977)

Mr. Donaldson is co-founder and Senior Advisor of Donaldson Lufkin & Jenrette, Inc. (investment banking) and Chairman of Donaldson Enterprises Incorporated (private investing firm). He served as Chairman and Chief Executive Officer and a director of the New York Stock Exchange, Inc. from 1991 to June 1995, and was formerly Chairman and Chief Executive Officer of Donaldson Lufkin & Jenrette, Inc. and a co-founder of its subsidiary, Alliance Capital Management Corp. (investment management). Mr. Donaldson is also a director of Honeywell Inc. (electronic automation and control systems) and Philip Morris Companies Inc. (consumer products). A former Dean and Professor of Management of the Yale Graduate School of Management, he also served as U.S. Under Secretary of State and Counsel to the Vice President of the United States. Mr. Donaldson is a director of the Lincoln Center for the Performing Arts and The New York City Police Foundation, a Trustee of the Carnegie Endowment for International Peace, the Marine Corps Command and Staff College Foundation and the Foreign Policy Association, and Chairman of the Yale School of Management Advisory Board. Mr. Donaldson is Chairman of the Nominating and Corporate Governance Committee and a member of the Executive Committee and the Investment Committee.

hackman photo

Barbara Hackman Franklin, 57
(Director since 1996)
(Director of AL&C from 1979 to 1992, and since 1993)

Miss Franklin is President and Chief Executive Officer of Barbara Franklin Enterprises (private investment and international trade consulting firm). From 1992 to 1993, she served as the 29th U.S. Secretary of Commerce. Before her appointment, Miss Franklin was President and Chief Executive Officer of Franklin Associates (management consulting firm), which she founded in 1984. Miss Franklin also served: four terms on the Advisory Committee for Trade Policy and Negotiations; as Alternate Representative to the 44th Session of the United Nations General Assembly; as a public member of the Board of the American Institute of Certified Public Accountants and the Auditing Standards Board Planning Committee; and as an advisor to the Comptroller General of the United States. Miss Franklin has also been a Senior Fellow of The Wharton School of the University of Pennsylvania and an original Commissioner of the U.S. Consumer Product Safety Commission. Miss Franklin chairs the American Trader Initiative Advisory Council for the Heritage Foundation, is active in numerous international organizations, and is also a director of AMP Incorporated (electrical and electronic connection devices), Cincinnati Milacron Inc. (plastics machinery, machine tools and industrial products), The Dow Chemical Company (chemicals and chemical products), MedImmune, Inc. (biotechnology company) and The NASDAQ Stock Market, Inc. Miss Franklin is Chairman of the Audit Committee and a member of the Finance Committee and the Nominating and Corporate Governance Committee.

goodman photo

Jerome S. Goodman, 62
(Director since 1996)
(Director of USHC from 1988 to 1996)

Mr. Goodman has been Chairman of Travel One (commercial travel management company) since 1971, and was the sole stockholder of Travel One from 1971 to 1994. Mr. Goodman was a member of the New Jersey Sports Exposition Authority from 1991 to 1994, and its Chairman from 1992 to 1994. He also served as Chairman, President and Chief Executive Officer of First Peoples Financial Corporation (bank holding company) from 1987 to 1992 and President and Chief Executive Officer of First Peoples Bank of NJ from 1983 to 1987. He was a member of the Board of Directors of GBC Technologies, Inc. from 1992 to 1995. Mr. Goodman is a member of the Board of Trustees of the Philadelphia College of Pharmacy and Science and served as Chairman of the College from 1988 to 1991. He is a member of the Finance Committee.

[GRAVES PHOTO]

Earl G. Graves, 62
(Director since 1996)
(Director of AL&C since 1994)

Mr. Graves is Chairman and Chief Executive Officer of Earl G. Graves, Ltd. (a multi-faceted communications company) and is the Publisher of Black Enterprise magazine which he founded in 1970. Additionally, since 1990, Mr. Graves has served as Chairman and Chief Executive Officer of Pepsi-Cola of Washington, D.C., L.P. (a PepsiCo bottling franchise). Further, Mr. Graves is a general partner of Egoli Partners, L.P. (general partner of New Age Beverages, the PepsiCo franchise in South Africa). Mr. Graves also is a director of AMR Corporation and its subsidiary, American Airlines, Inc., Chrysler Corporation (automotive manufacturer), Federated Department Stores Inc. (retailer) and Rohm and Haas Company (specialty chemicals and plastics). In addition, he serves as a volunteer on the Boards of New American Schools Development Corporation and the American Museum of Natural History and Planetarium. Mr. Graves is a Trustee of Howard University, a member of the Executive Committee of the Council on Competitiveness, and is on the Executive Board of the National Office of the Boy Scouts of America serving as Vice President of Relationships and Marketing. He is a member of the Audit Committee, the Executive Committee and the Investment Committee. He also serves on the Board of Directors of Aetna Foundation, Inc.

[GREENWALD PHOTO]

Gerald Greenwald, 61
(Director since 1996)
(Director of AL&C since 1993)

Mr. Greenwald is Chairman and Chief Executive Officer of UAL Corporation, the parent company of United Airlines (UAL), a position he assumed in July 1994. From 1979 to 1990, Mr. Greenwald held various executive positions with Chrysler Corporation (automotive manufacturer), serving as Vice Chairman of the Board from 1989 to May 1990 and as Chairman of Chrysler Motors from 1985 to 1988. In 1990, Mr. Greenwald was selected to serve as Chief Executive Officer of United Employee Acquisition Corporation in connection with the proposed 1990 employee acquisition of UAL. From 1991 to 1992, he was a Managing Director of Dillon Read & Co., Inc. (investment banking) and, from 1992 to 1993, he was President and Deputy Chief Executive Officer of Olympia & York Developments Ltd. (Canadian real estate company). Mr. Greenwald then served as Chairman and Managing Director of Tatra Truck Company (producer of trucks in the Czech Republic) from 1993 to 1994. Mr. Greenwald is a Trustee of the Aspen Institute and a director of the Chicago Civic Committee and the Air Transport Association. He is a member of the Audit Committee, the Finance Committee and the Nominating and Corporate Governance Committee.

Hancock photo

Ellen M. Hancock, 54
(Director since 1996)
(Director of AL&C since 1995)

Mrs. Hancock is Executive Vice President for Research and Development and Chief Technology Officer of Apple Computer, Inc. (personal computers), a position she assumed in July 1996. From 1966 to 1995, Mrs. Hancock served in various staff, managerial and executive positions at International Business Machines Corporation (information-handling systems, equipment and services). She became a Vice President of IBM in 1985 and served as President, Communication Products Division from 1986 to 1988 when she was named General Manager, Networking Systems. Mrs. Hancock was elected an IBM Senior Vice President in November 1992 and, in 1993, was appointed Senior Vice President and Group Executive, which position she held until February 1995. She then served as an Executive Vice President and Chief Operating Officer of National Semiconductor Corporation (semiconductors) from September 1995 to May 1996. Mrs. Hancock is a director of Colgate-Palmolive Company (consumer products) and Siemens Business Communications, Inc. (telecommunications). She is a member of the Audit Committee and the Finance Committee.

Huber photo

Richard L. Huber, 60
(Director since 1996)

Mr. Huber is Vice Chairman for Strategy and Finance and chief financial officer of the Company. Before joining Aetna in February 1995, he served as President and Chief Operating Officer of Grupo Wasserstein Perella (investment banking), having joined that firm in September 1994. From 1990 to August 1994, Mr. Huber served as Vice Chairman of Continental Bank. He was Executive Vice President and Head of the Capital Markets and Foreign Exchange Sector of Chase Manhattan Bank from 1988 to 1990. Before that, Mr. Huber held various positions of increasing responsibility with Citibank, N.A. (1973-1987) and First National Bank of Boston (1960-1973). Mr. Huber also is a director of Capital Re Corporation (insurance holding company).

[JORDAN PHOTO]

Michael H. Jordan, 60
(Director since 1996)
(Director of AL&C since 1992)

Mr. Jordan is Chairman and Chief Executive Officer of Westinghouse Electric Corporation (diversified global technology-based corporation). From 1992 to 1993, he was a principal in Clayton, Dubilier & Rice, Inc. (private investing firm). Mr. Jordan retired in July 1992 as Chairman and Chief Executive Officer of the PepsiCo International Foods and Beverages Division of PepsiCo, Inc. (beverages, snack foods and restaurants) having held various positions with PepsiCo since 1974. Mr. Jordan also is a director of Dell Computer Corporation (personal computers). He is Chairman of the Finance Committee and a member of the Committee on Compensation and Organization and the Nominating and Corporate Governance Committee.

[KUEHLER PHOTO]

Jack D. Kuehler, 64
(Director since 1996)
(Director of AL&C since 1990)

Mr. Kuehler retired in August 1993 as Vice Chairman and a director of International Business Machines Corporation (information-handling systems, equipment and services), having held various positions with IBM since joining that company in 1958. Prior to his appointment as Vice Chairman of IBM in January 1993, Mr. Kuehler served as President from 1989 to 1993, as Vice Chairman from 1988 to 1989 and as Executive Vice President from 1987 to 1988. Mr. Kuehler also is a director of In Focus Systems, Inc. (projection products and services), Olin Corporation (chemical, metal and defense-related products), The Parsons Corporation (heavy construction and engineering services), and is a member of the National Academy of Engineering, a fellow of the Institute of Electrical and Electronics Engineers, Inc. and a fellow of the American Academy of Arts and Sciences. He is Chairman of the Investment Committee and a member of the Committee on Compensation and Organization and the Nominating and Corporate Governance Committee.

Okeefe photo

Frank R. O'Keefe, Jr., 67
(Director since 1996)
(Director of AL&C since 1989)

Mr. O'Keefe retired in 1988 as Chairman, President and Chief Executive Officer of Armtek Corporation (producer of automotive materials, components and systems), having assumed that position in 1986. Prior to that, he served as President and Chief Operating Officer of Armstrong Rubber Company from 1980 to 1986. Following his retirement from Armtek, Mr. O'Keefe served as President of Long Wharf Capital Partners, Inc. (business investments) from 1988 to 1990. He was an independent business consultant from 1990 to 1995. Mr. O'Keefe also is a director of Southern New England Telecommunications Corporation and The United Illuminating Company. He is Chairman of the Committee on Compensation and Organization and a member of the Executive Committee and the Investment Committee.

Rodin photo

Judith Rodin, 52
(Director since 1996)
(Director of AL&C since 1995)

Dr. Rodin became President of the University of Pennsylvania in July 1994. Prior to assuming her current position, Dr. Rodin had served as Provost of Yale University since 1992. Dr. Rodin joined the Yale faculty in 1972, and held teaching and research positions of increasing responsibility in the Department of Psychology. She became a Professor of Medicine and Psychiatry in 1985 and served as Chair of the Department of Psychology from 1989 to 1991 and Dean of the Graduate School of Arts and Sciences from 1991 to 1992 when she became Provost. Dr. Rodin also is a director of Electronic Data Systems Corporation (computer services) and a Trustee of the Brookings Institution. She is a member of the Committee on Compensation and Organization, the Investment Committee and the Nominating and Corporate Governance Committee.

Sabast photo

Joseph T. Sebastianelli, 50
(New Nominee)

Mr. Sebastianelli was appointed President of the Company on March 6, 1997, having served as Executive Vice President, Combined Health Operations of the Company and Co-President, Aetna U.S. Healthcare, since July 19, 1996.
Mr. Sebastianelli joined U.S. Healthcare, Inc. in 1994 becoming Co-President and principal medical administrative officer in 1995. From 1984 to 1994, Mr. Sebastianelli was the sole principal in Sebastianelli Law Associates, his own health law firm. Prior to 1984, Mr. Sebastianelli held a number of positions in the health care field, including Vice President, General Counsel and Secretary of Blue Cross of Greater Philadelphia and Assistant General Counsel of American Medicorp, Inc. Mr. Sebastianelli is a Trustee of the University of Scranton. He also serves on the Board of Directors of Aetna Foundation, Inc.

DIRECTOR COMPENSATION IN 1996

Compensation for outside Directors is reviewed annually by the Nominating and Corporate Governance Committee (the Committee). The Committee's goal of attracting and retaining qualified Directors is supported through a competitive compensation program which provides remuneration for Directors' contributions while offering stock-based compensation alternatives which strengthen the mutuality of interests with other shareholders.

     The following table sets forth the cash and stock-based compensation paid or provided to each outside Director of the Company in 1996. The table includes amounts paid during the year by the Company, as well as amounts paid prior to the Merger by AL&C and USHC, as the case may be.

DIRECTOR COMPENSATION TABLE -- 1996
--------------------------------------------------------------------------------

                                 CASH COMPENSATION
                             -------------------------       STOCK UNITS
                               ANNUAL                      ---------------
                              RETAINER       MEETING       NUMBER OF UNITS
          NAME               FEES($)(1)     FEES($)(2)       GRANTED(3)
--------------------------------------------------------------------------
Leonard Abramson              $  9,000       $  4,000           1,500
Betsy Z. Cohen                  19,000          7,000           1,500
William H. Donaldson            46,500         25,000             350
Barbara Hackman Franklin        44,000         24,000             350
Jerome S. Goodman               19,000         11,000           1,500
Earl G. Graves                  40,000         26,000             350
Gerald Greenwald                37,000         23,000             350
Ellen M. Hancock                34,333         18,000             350
Michael H. Jordan               44,000         28,000             350
Jack D. Kuehler                 44,000         33,000             350
Frank R. O'Keefe, Jr.           44,500         34,000             350
Judith Rodin                    35,000         26,000             350

--------------------------------------------------------------------------------

(1) The Company currently pays a retainer fee of $25,000 a year to outside Directors for Board membership. The Company also pays a $4,000 retainer to such Directors for membership on Committees of the Board ($7,000 in the case of the chairperson of a Committee). Directors who are officers of the Company receive no additional compensation for membership on the Board or any of its Committees. The table does not include amounts paid to Mr. Abramson prior to the Merger as an executive officer of USHC.

(2) The Company currently pays $1,000 to outside Directors for attendance at each Board or Committee meeting.

(3) Pursuant to the Aetna Inc. Non-Employee Director Deferred Stock and Deferred Compensation Plan (Director Plan) non-employee Directors, upon their initial election to the Board, receive a one-time grant of units convertible upon retirement from Board service into 1,500 shares of Common Stock ("Initial Units"). Additionally, on the date of each Annual Meeting during the term of the Director Plan, each non-employee Director will receive units convertible upon retirement from Board service into 350 shares of Common Stock ("Annual Units"). Generally, to become fully vested in the units a Director must complete, in the case of the Initial Units, three years of service and, in the case of the Annual Units, one year of service following the grant of the units. If, however, service is sooner terminated by reason of death, disability, retirement or acceptance of a position in government service, a Director is entitled to receive the full grant provided the Director has completed a minimum of six consecutive months of service as a Director since such grant. A Director's right with respect to unvested units will also vest upon a change-in-control (as defined in the Director Plan). Otherwise, if a Director terminates Board service prior to completion of one year or three years of service, as applicable, from the grant date of any units, the Director will be entitled to receive a pro-rata portion of the award. Although Directors receive dividend equivalents, they have no voting rights with respect to the shares that are subject to the grant. The units granted are not transferable.

Other Information Regarding Directors

The Company provides $150,000 of group life insurance for its outside Directors. Optional medical and long-term care coverage for outside Directors and their eligible dependents is available to Directors at a cost similar to that charged to Company employees.

     Under the Director Plan, outside Directors may defer payment of some or all of their retainer, attendance fees, and dividend equivalents paid on stock units, to a stock unit or interest account until after they have resigned or retired (as defined in the Plan) from the Board. During the period of deferral, amounts deferred to the stock unit account will track the value of the Company's Common Stock and earn dividend equivalents. Amounts deferred to the interest account will accrue interest pursuant to a formula equal to the rate of interest paid from time to time under a fixed interest rate fund option of the Company's Incentive Savings Plan (ISP) for employees (currently yielding 6.6% a year).

     In connection with the Merger, the Company entered into an agreement with Mr. Abramson (the Agreement), the former Chairman and chief executive officer of USHC. Pursuant to the Agreement, which has a term of five years commencing on the Merger Date, Mr. Abramson has agreed to advise the Chairman of the Company on strategic business activities, marketing strategies and public relations efforts of the Company and its combined health operations and has agreed generally not to compete with the Company's combined health operations. In return, the Company paid Mr. Abramson ten million dollars on the Merger Date (75% in cash and 25% in shares of Common Stock), and will pay during the term of the Agreement, three million dollars per year. A final lump sum payment of ten million dollars (payable in shares of Common Stock) will be paid on the later of Mr. Abramson's resignation as a Director of the Company or the termination or expiration of the Agreement. In addition, pursuant to the Agreement, the Company has agreed to provide Mr. Abramson with life, disability, accident, and health insurance benefits substantially similar to those he received from USHC and transferred to Mr. Abramson ownership of a certain aircraft owned by a subsidiary of USHC, which had an approximate market value of $25 million as of the Merger Date. During the term of the Agreement, the Company has agreed to pay the operating costs of such aircraft, on an after-tax basis, up to a maximum amount of two million dollars. The Agreement provides for a payment, if necessary, intended to make Mr. Abramson whole for any excise tax imposed under
Section 4999 of the Internal Revenue Code with respect to any payment or benefits that he may receive under the Agreement.

     In connection with the Merger, the Company appointed Messrs. Abramson and Goodman and Mrs. Cohen to the Board (the USHC Designees). If, prior to two years from the Merger Date, any of the USHC Designees (with the exception of Mr. Abramson) is unable or unwilling to serve on the Board, the Board has agreed to elect the successor(s) selected by Mr. Abramson. The Company has agreed that the USHC Designees (including, if applicable, any successor(s) selected by Mr. Abramson) will be included as nominees for election to the Board of the Company for a period of two years from the Merger Date.

     Following the Merger, the Board of the Company met four times in 1996. Prior to the Merger, the Boards of AL&C and USHC met seven times and four times, respectively, in 1996. Each Director of the Company attended 75% or more of the combined aggregate meetings of the Board and the Committees of the Company (and of AL&C and USHC, as the case may be) on which he or she served.

Committees of the Board

The functions and responsibilities of the standing Committees of the Company's Board are described below. The number of Committee meetings shown below includes meetings held prior to the Merger by the corresponding Committees of AL&C.

     - Audit Committee. Composed entirely of outside Directors, this Committee met four times in 1996. The Committee recommends the independent auditors that the full Board nominates for shareholder approval at the Annual Meeting, reviews with the auditors the scope and results of the audit, reviews the Company's financial statements and other financial disclosures, and monitors developments in accounting principles and methods used in presenting financial results. The Committee also consults with internal audit staff and discusses with management the internal audit function, internal accounting control procedures and other internal compliance programs. The following Directors are members of this Committee: Franklin (Chairman), Graves, Greenwald and Hancock.

     - Committee on Compensation and Organization. Composed entirely of outside Directors, this Committee met ten times in 1996. The Committee administers the Aetna Inc. 1996 Stock Incentive Plan and the Aetna Inc. Annual Incentive Plan, and reviews and makes recommendations to the Board with respect to the compensation of certain senior executives. The Committee also reviews the Company's overall compensation policy and makes recommendations with respect thereto. Periodically, the Committee reviews senior management succession plans and related matters. The following Directors are members of this Committee:
O'Keefe (Chairman), Jordan, Kuehler and Rodin.

     - Executive Committee. This Committee met five times in 1996. The Committee is authorized to act on behalf of the full Board between regular Board meetings, usually when timing is critical. The following Directors are members of this Committee: Compton (Chairman), Donaldson, Graves and O'Keefe.

     - Finance Committee. This Committee met three times in 1996. The Committee periodically considers and makes recommendations to the Board concerning matters of corporate finance. The following Directors are members of this Committee:
Jordan (Chairman), Franklin, Goodman, Greenwald and Hancock.

     - Investment Committee. This Committee met four times in 1996. The Committee oversees the management of the Company's investment program. The senior management of the Company's investment operations presents to the Committee current investment policy and strategy and reports on investment transactions. The following Directors are members of this Committee: Kuehler (Chairman), Cohen, Donaldson, Graves, O'Keefe and Rodin.

     - Nominating and Corporate Governance Committee. This Committee, which is composed entirely of outside Directors, met five times in 1996. The Committee reviews the qualifications of all candidates for membership on the Board and the Board Committees. It makes recommendations to the full Board on Director nominees, on the structure, composition and function of Board Committees, and on Director compensation and retirement policy. It reviews conflicts of interest that may affect Directors, as well as each substantial change in any Director's circumstances (e.g., change of employment). The Committee also advises the Board on all other matters concerning corporate governance to the extent specific matters are not the responsibility of other Committees.

     In recommending Director nominees to the Board, this Committee solicits candidate recommendations from its own members, other Directors of the Company and management. Although the Committee does not specifically solicit suggestions for possible candidates from shareholders, the Committee will consider candidates meeting the criteria described below. (Suggestions, together with a description of the proposed nominee's qualifications, other relevant biographical information and an indication of the willingness of the proposed nominee to serve, should be sent to the Committee Chairman, in care of the Corporate Secretary, Aetna Inc., 151 Farmington Avenue, Hartford, Connecticut 06156.)

     Nominees are selected through a process based on criteria set with the concurrence of the full Board and reevaluated periodically. The criteria include: the relevance of the candidate's experience to the business of the Company and its affiliates, enhancing diversity and independence from commercial relationships with the Company, and the ability of the candidate to attend meetings regularly and devote an appropriate amount of time in preparation for those meetings. The following Directors are members of this Committee: Donaldson (Chairman), Franklin, Greenwald, Jordan, Kuehler and Rodin.

Certain Transactions and Relationships

The Company and its subsidiaries acquire, dispose of or continue to hold debt securities or rely on the credit of other corporations (or their subsidiaries). Since January 1, 1996, such other corporations include Westinghouse Electric Corporation, of which Mr. Jordan was an executive officer in 1996, and UAL Corporation, of which Mr. Greenwald was an executive officer in 1996.

     Subsidiaries of the Company entered into reinsurance arrangements with Lloyd's of London. Mr. Huber is an investor in several Lloyd's syndicates. As an investor in a Lloyd's syndicate, he does not exercise control over the syndicate.

     USHC paid $3,747,372 to vendors of travel and lodging services for business-related travel by employees arranged through Cherry Hill Travel, Inc. d/b/a Travel One, a travel agency. Mr. Goodman is the Chairman of Travel One.

     USHC paid $278,757 in salary and cash bonus and 3,260 shares of USHC restricted stock for services rendered in 1996 by Ms. Nancy Wolfson, an employee of USHC and a daughter of Mr. Abramson. USHC paid $318,873 in salary and cash bonus and 3,765 shares of USHC restricted stock for services rendered in 1996 by Mr. Richard Wolfson, an employee of USHC and a son-in-law of Mr. Abramson. As a result of the Merger, the restricted shares became vested and were converted to Company shares.

     USHC owns 51% and Ms. Marcy Shoemaker (a daughter of Mr. Abramson) owns 49% of the outstanding voting securities of Criterion Communications, Inc. (Criterion). USHC has made available to Criterion a line of credit for up to $10,000,000. During 1996, the outstanding balance under the line of credit was $2,380,975. USHC has also entered into a service agreement with Criterion pursuant to which Criterion is obligated to pay for certain administrative services and facilities provided by USHC for Criterion. Criterion paid USHC $76,992 for services and facilities provided in 1996. In addition, USHC is the guarantor of Criterion's obligations under a lease agreement for Criterion's office space. Criterion has also entered into a service agreement with USHC pursuant to which USHC is obligated to pay for certain services provided or arranged by Criterion for USHC. USHC paid Criterion $2,218,192 for such services provided in 1996. Ms. Shoemaker was paid $225,000 in salary as an officer of Criterion. On March 7, 1997, Criterion and USHC entered into a stock redemption agreement pursuant to which Criterion will repurchase all of Criterion's voting securities owned by USHC. In consideration for the repurchase of such securities, the line of credit will be terminated (with the outstanding debt to be repaid by Criterion over a five-year period), the existing service agreements will be terminated and replaced with agreements with a shorter term and a reduced financial obligation on the part of USHC, and USHC's guaranty of Criterion's lease will be terminated. Wasserstein Perella & Co, Inc., an independent investment advisor, has delivered a written opinion to the Board of Directors of the Company to the effect that, as of the date of such opinion, the consideration to be received by USHC pursuant to the transaction contemplated by the stock redemption agreement is fair, from a financial point of view, to USHC.

     During 1996, L.A. Consulting, an unincorporated business, leased certain security, aircraft and administrative support employees from USHC. L.A. Consulting paid $592,754 to the Company for these services. Mr. Abramson is the sole proprietor of L.A. Consulting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The following table presents, as of December 31, 1996, the names of persons known to the Company to be the beneficial owners of more than 5% of the outstanding shares of its Common or Preferred Stock, respectively. (The information set forth below and in the related footnotes has been furnished by the respective persons.)

--------------------------------------------------------------------------------

                                                 AMOUNT AND NATURE
     NAME AND ADDRESS OF          CLASS OF      OF BENEFICIAL
      BENEFICIAL OWNER            STOCK(1)        OWNERSHIP             PERCENT OF CLASS
-----------------------------------------------------------------------------------------
Sanford C. Bernstein & Co.,
  Inc.                             Common       10,097,431 shares(2)          6.73%
767 Fifth Avenue
New York, New York 10153

FMR Corp.                          Common       12,069,439 shares(3)          7.95%
82 Devonshire Street             Preferred       1,997,883 shares(3)         17.14%
Boston, Massachusetts 02109

Leonard Abramson                   Common        2,656,427 shares(4)          1.76%
376 Regatta Drive                Preferred       1,080,350 shares(4)          9.27%
Jupiter, Florida 33477
-----------------------------------------------------------------------------------------

(1) The number of Common Stock shares shown assumes the holder had converted each share of Preferred Stock into Common Stock as of December 31, 1996. Each share of Preferred Stock is convertible at any time at the option of the holder into .8197 shares of Common Stock (subject to adjustment). The Company may redeem the Preferred Stock at any time after July 19, 1999 for shares of Common Stock based on specified formulas. On July 19, 2000, each outstanding share of Preferred Stock will convert automatically into one share of Common Stock.

(2) Of the reported shares, Sanford C. Bernstein & Co., Inc. reports that it has sole voting power with respect to 5,332,506 shares and shared voting power with respect to 1,210,876 shares.

(3) Of the reported shares, 10,379,907 shares of Common Stock, which amount includes 1,916,000 shares of Preferred Stock (convertible into 1,570,545 shares of Common Stock), are beneficially owned by Fidelity Management & Research Company as a result of its serving as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 and as investment adviser to certain other funds which are generally offered to limited groups of investors; 1,679,231 shares of Common Stock, which amount includes 81,883 shares of Preferred Stock (convertible into 67,119 shares of Common Stock), are beneficially owned by Fidelity Management Trust Company as a result of its serving as trustee or managing agent for various private investment accounts, primarily employee benefit plans, and as investment adviser to certain other funds which are generally offered to limited groups of investors; and 10,300 shares of Common Stock are beneficially owned by Fidelity International Limited as a result of its serving as investment advisor to various non-U.S. investment companies. FMR Corp. has sole voting power with respect to 1,110,686 shares and sole dispositive power with respect to 12,069,439 shares. Of the reported shares, 262,257 of Common Stock (including preferred shares) and 60,681 shares of Preferred Stock are held by Fidelity Management Trust Company as trustee for the USHC Savings Plan.

(4) Of the reported shares, 2,489,292 shares of Common Stock, which amount includes 1,079,455 shares of Preferred Stock (convertible into 884,829 shares of Common Stock), are held by LEMA Associates, L.P., of which Mr. Abramson is the sole general partner and a 98% limited partner. Reported shares also include 3,417 shares of Common Stock, which amount includes 895 shares of Preferred Stock (convertible into 733 shares of Common Stock), held jointly with Mrs. Abramson, and 163,718 shares of Common Stock which Mr. Abramson has the right to acquire within 60 days of December 31, 1996, upon exercise of stock options.

The following table presents, as of February 28, 1997, the beneficial ownership of, and other interests in, shares of Common Stock and Preferred Stock of each current Director and Nominee, each executive officer named in the Summary Compensation Table on page 20, and Directors and executive officers of the Company, as a group. (The information set forth below and in the related footnotes on the next page has been furnished by the respective persons.)

--------------------------------------------------------------------------------------------------------------
                                         AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
     NAME OF BENEFICIAL            COMMON           PERCENT        PREFERRED          PERCENT     COMMON STOCK
     OWNER AND POSITION          SHARES(1)          OF CLASS         SHARES           OF CLASS    EQUIVALENTS
--------------------------------------------------------------------------------------------------------------
Leonard Abramson              2,656,427 shares(2)     1.76%     1,080,350 shares(3)     9.27%         1,535(4)
(current Director and
Nominee)
Betsy Z. Cohen                    1,571 shares           *            149 shares(5)        *          1,500(4)
(current Director and
Nominee)
Ronald E. Compton               182,827 shares(6)        *                                 *
(current Director, Nominee
and named executive)
William H. Donaldson                750 shares           *                                 *          2,250(4)
(current Director and
Nominee)
Barbara Hackman Franklin          3,333 shares           *                                 *          2,250(4)
(current Director and
Nominee)
Jerome S. Goodman                23,708 shares(7)        *          6,208 shares(8)        *          1,540(4)
(current Director and
Nominee)
Earl G. Graves                      500 shares           *                                 *          4,010(4)
(current Director and
Nominee)
Gerald Greenwald                  3,000 shares(9)        *                                 *          4,766(4)
(current Director and
Nominee)
Ellen M. Hancock                    400 shares(10)       *                                 *          2,689(4)
(current Director and
Nominee)
Richard L. Huber                144,717 shares(11)       *                                 *
(current Director, Nominee
and named executive)
Michael H. Jordan                 3,000 shares           *                                 *          3,779(4)
(current Director and
Nominee)
Jack D. Kuehler                     440 shares           *                                 *          6,155(4)
(current Director and
Nominee)
Frank R. O'Keefe, Jr.               850 shares(12)       *                                 *          6,155(4)
(current Director and
Nominee)
Judith Rodin                        100 shares           *                                 *          3,740(4)
(current Director and
Nominee)
Joseph T. Sebastianelli          55,658 shares(13)       *          2,071 shares           *
(Nominee and named
executive)
Michael J. Cardillo              74,683 shares(14)       *          4,323 shares           *
(named executive)
Daniel P. Kearney               103,678 shares(15)       *                                 *         38,039(16)
(named executive)
Directors and executive       3,329,861 shares(17)    2.20%     1,093,101 shares        9.38%
officers as a group
(20 persons)

--------------------------------------------------------------------------------
* Less than 1%
Unless otherwise noted in the footnotes, each person currently has sole voting and investment powers over the shares set forth above.

NOTES TO BENEFICIAL OWNERSHIP TABLE

--------------------------------------------------------------------------------

 (1) The number of Common Stock shares shown assumes the holder had converted each share of Preferred Stock into Common Shares as of February 28, 1997. Each share of Preferred Stock is convertible at any time at the option of the holder into .8197 shares of Common Stock (subject to adjustment). The Company may redeem the Preferred Stock at any time after July 19, 1999 for shares of Common Stock based on specified formulas. On July 19, 2000, each outstanding share of Preferred Stock will convert automatically into one share of Common Stock.

 (2) Includes 2,489,292 shares held by LEMA Associates, L.P., of which Mr. Abramson is the sole general partner. Mr. Abramson is also a limited partner with a 98% partner's interest. Mrs. Abramson is a limited partner with a 1% partner's interest. Also includes 3,417 shares held jointly with Mrs. Abramson and 163,718 shares which Mr. Abramson has the right to acquire within 60 days of February 28, 1997 upon exercise of stock options. Excludes 10,081 shares held in three trusts for grandchildren of which Mr. Abramson is co-trustee and 56,236 shares held by children and grandchildren's trusts of which Mrs. Abramson is co-trustee. Mr. Abramson disclaims beneficial ownership of the trust shares.

 (3) Includes 1,079,455 shares (convertible into 884,829 shares of Common Stock) held by LEMA Associates, L.P., of which Mr. Abramson is the sole general partner. Mr. Abramson is also a limited partner with a 98% partner's interest. Mrs. Abramson is a limited partner with 1% partner's interest. Also includes 895 shares (convertible into 733 shares of Common Stock) held jointly with Mrs. Abramson. Excludes 2,640 shares held in three trusts for grandchildren of which Mr. Abramson is co-trustee and 63,404 shares held by children and grandchildren's trusts of which Mrs. Abramson is co-trustee, which trust shares are convertible into an aggregate of 54,131 shares of Common Stock. Mr. Abramson disclaims beneficial ownership of the trust shares.

 (4) Represents stock units issued under the Aetna Inc. Non-Employee Director Deferred Stock and Deferred Compensation Plan or its predecessor plan, accrued stock units resulting from deferral of retainer and attendance fees and stock units credited to certain Directors in 1996 in connection with the elimination of the Director retirement plan. Stock units, which do not have voting rights, track the value of the Company's Common Stock and earn dividend equivalents.

 (5) The Preferred Stock is convertible into 122 shares of Common Stock.

 (6) Includes 107,447 shares which Mr. Compton has the right to acquire within 60 days of February 28, 1997 upon exercise of stock options.

 (7) Includes 18,734 shares held by Wellington Limited Partnership, of which Mr. Goodman is a general partner. Excludes 50 shares held by Mrs. Goodman as to which Mr. Goodman disclaims beneficial ownership.

 (8) Includes 4,906 shares (convertible into 4,021 shares of Common Stock) held by Wellington Limited Partnership. Excludes 13 shares (convertible into 10 shares of Common Stock) held by Mrs. Goodman as to which Mr. Goodman disclaims beneficial ownership.

 (9) Represents shares held by Mrs. Greenwald.

(10) Held jointly with her spouse, as to which Mrs. Hancock shares voting and investment powers.

(11) Includes 15,000 shares held by a revocable living trust of which Mr. Huber is trustee and beneficiary and 30,711 shares held by Huber Associates Limited Partnership, a family limited partnership, of which Mr. Huber and his spouse are the sole general partners. Also includes 7,334 shares which Mr. Huber has the right to acquire upon exercise of stock options and 90,001 shares which Huber Associates Limited Partnership has the right to acquire upon exercise of stock options, in each case within 60 days of February 28, 1997.

(12) Includes 750 shares held by a revocable living trust of which Mr. O'Keefe is trustee and beneficiary. Excludes 150 shares held by a revocable living trust of which Mrs. O'Keefe is trustee and beneficiary, and as to which Mr. O'Keefe disclaims beneficial ownership.

(13) Includes 22,825 shares of restricted stock which vest on July 19, 1998 or earlier, upon the occurrence of specified events as outlined in the agreement, 1,000 shares of restricted stock which vest in three annual installments commencing February 28, 1998 provided certain performance criteria are met and 21,070 shares which Mr. Sebastianelli has the right to acquire within 60 days of February 28, 1997 upon exercise of stock options.

(14) Includes 22,825 shares of restricted stock which vest on July 19, 1998 or earlier, upon the occurrence of specified events as outlined in the agreement, 1,000 shares of restricted stock which vest in three annual installments commencing February 28, 1998 provided certain performance criteria are met and 34,318 shares which Mr. Cardillo has the right to acquire within 60 days of February 28, 1997 upon exercise of stock options.

(15) Includes 96,737 shares which Mr. Kearney has the right to acquire within 60 days of February 28, 1997 upon exercise of stock options.

(16) Represents accrued stock units resulting from the deferral of payment of Incentive Unit awards under the 1996 Stock Incentive Plan. The stock units are payable in shares of Common Stock at the expiration of the applicable deferral period. Stock units, which do not have voting rights, track the value of the Company's Common Stock and earn dividend equivalents which are reinvested.

(17) Directors and executive officers as a group have sole voting and investment powers over 1,743,747 shares of Common Stock and 1,092,167 shares of Preferred Stock (convertible into 895,247 shares of Common Stock) and share voting and investment powers with respect to 103,640 shares of Common Stock and 895 shares of Preferred Stock (convertible into 733 shares of Common Stock). Included in the number of shares shown in the table are 2,520 shares of Common Stock and 39 shares of Preferred Stock (convertible into 31 shares of Common Stock) held under the Company's ISP or USHC's Savings Plan and beneficially owned by executive officers, and 580,943 shares of Common Stock which directors and executive officers have the right to acquire within 60 days of February 28, 1997 upon the exercise of stock options.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth for the periods indicated certain compensation of the Chairman and chief executive officer (CEO) and each of the four most highly compensated executive officers of the Company (other than the CEO) in 1996. The table includes amounts paid by the Company and its subsidiaries, including amounts paid by AL&C and USHC, as the case may be, prior to the Merger.

SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------




                                                  ANNUAL COMPENSATION          OTHER
           NAME AND PRINCIPAL                    ---------------------        ANNUAL
                POSITION                  YEAR    SALARY      BONUS        COMPENSATION
-------------------------------------------------------------------------------------------
Ronald E. Compton                         1996   $839,231   $1,750,000(2)              0
Chairman and                              1995    800,577    1,300,000                 0
chief executive officer                   1994    775,000      300,000                 0

Michael J. Cardillo                       1996   $611,742     $610,000(3)     $1,468,137(4)
Executive Vice President,                 1995    575,100      221,460            15,839
Combined Health                           1994    475,200      300,000             9,588
Operations

Richard L. Huber                          1996   $532,885   $1,000,000(2)              0
Vice Chairman for                         1995    451,923      800,000                 0
Strategy and Finance(1)

Daniel P. Kearney                         1996   $539,615     $435,000(2)              0
Executive Vice President,                 1995    518,269      485,000                 0
Investments/Financial                     1994    500,000      200,000                 0
Services

Joseph T. Sebastianelli                   1996   $611,742     $610,000(3)     $2,457,064(4)
President                                 1995    513,000      221,460             1,688
                                          1994    313,906      255,000                 0

                                                     LONG-TERM COMPENSATION
                                                    AWARDS                PAYOUTS
                                           -------------------------     ----------
                                                          SECURITIES     LONG-TERM
                                                          UNDERLYING     INCENTIVE            ALL
           NAME AND PRINCIPAL              RESTRICTED       STOCK           PLAN             OTHER
                POSITION                     STOCK         OPTIONS        PAYOUTS         COMPENSATION
------------------------------------------------------------------------------------------------------
Ronald E. Compton                                   0        175,000(6)   $3,182,565(8)    $   41,491(9)(10)
Chairman and                                        0        133,000       1,108,000           43,036
chief executive officer                             0         23,000               0           59,745

Michael J. Cardillo                        $1,400,884(5)      40,000(6)            0       $1,685,980(11)(12)
Executive Vice President,                     499,968         55,595(7)            0           20,062
Combined Health                                     0              0               0           20,096
Operations

Richard L. Huber                                    0         62,000(6)   $3,125,196(8)       $23,760(9)
Vice Chairman for                                   0        142,500               0          222,596
Strategy and Finance(1)

Daniel P. Kearney                                   0         62,000(6)   $2,188,013(8)       $26,644(9)(10)
Executive Vice President,                           0         82,500         761,750           33,683
Investments/Financial                               0         16,500               0           33,820
Services

Joseph T. Sebastianelli                    $1,400,884(5)      40,000(6)            0       $1,443,673(11)(12)
President                                     499,968         68,095(7)            0           20,062
                                              635,000              0               0            3,000

--------------------------------------------------------------------------------

 (1) Mr. Huber was not an executive officer at any time in 1994.

 (2) Represents amounts earned under the Company's Annual Incentive Plan. Annual incentive bonuses are intended to reward executive officers for achieving financial and strategic results. The Committee on Compensation and Organization administers the Annual Incentive Plan and determines the amount of each award to be granted. In addition, the bonuses for Mr. Compton and Mr. Huber reflect an additional payment to recognize their efforts in connection with the Merger and subsequent integration.

 (3) Represents amounts earned under the USHC management bonus program for the 1996 performance year and an additional payment to recognize the efforts of Mr. Sebastianelli and Mr. Cardillo in connection with the Merger and subsequent integration.

 (4) Represents reimbursement for income taxes.

 (5) Represents 22,825 shares of restricted stock granted in connection with the Merger. The value of the restricted stock was determined using the closing price of the Company's Common Stock on the Merger Date, the date of grant. Messrs. Cardillo and Sebastianelli each hold 22,825 shares of restricted stock with a value of $1,826,000 as of December 31, 1996. Dividends are paid on the shares. The restricted shares vest on July 19, 1998, or earlier, upon the occurrence of specified events as outlined in the agreement.

 (6) Represents options granted in 1996 under the Company's 1996 Stock Incentive Plan.

 (7) Represents options granted by USHC. These options became vested and were converted to Aetna options and cash pursuant to the terms of the Merger (see footnote 3, page 22).

 (8) Represents amounts paid as of December 31, 1996 pursuant to the vesting of Incentive Unit Awards granted for the 1993-1996 measurement period under the Company's 1996 Stock Incentive Plan. Unless deferred by the executive, this amount, after tax withholding, was paid in shares of the Company's Common Stock.

 (9) Includes $41,491, $23,760 and $26,644 of matching contributions made by the Company under ISP and the Supplemental ISP for Messrs. Compton, Huber and Kearney, respectively. ISP is a profit-sharing thrift plan qualified under the Internal Revenue Code of 1986, as amended (the Code). The Company matches, dollar-for-dollar, amounts deferred by employees under ISP up to 5% of annual salary. Twenty-five percent of the matching contributions made under ISP on behalf of certain employees of the Company is automatically invested in Common Stock. The Company has established the Supplemental ISP to provide the deferred and matching benefits which would have been credited to ISP but for limits imposed by the Employee Retirement Income Security Act (ERISA) and the Code. The Supplemental ISP also is used to provide other benefits not otherwise payable under ISP, as provided from time to time by the Company's Board.

(10) Includes $18,351 and $8,117, representing the actuarially determined value of the benefit to Messrs. Compton and Kearney, respectively, of life insurance premiums paid by the Company under split dollar universal life insurance policies.

(11) Includes contributions of $17,062 and $3,000 made by USHC to the Pension Plan for Employees of USHC (the Pension Plan) and to the USHC Savings Plan (the Savings Plan), respectively, for each of Messrs. Cardillo and Sebastianelli. Under the Pension Plan, USHC contributes for each eligible employee an amount equal to 8% of the employee's compensation plus 5.7% of the employee's annual compensation in excess of the social security taxable wage base, subject to a maximum limitation on the USHC contribution per employee as specified in the Pension Plan. Under the Savings Plan, USHC matches 33% of the amounts deferred by employees, up to 2% of annual compensation.

(12) Includes a payment of $1,354,380 to each of Messrs. Cardillo and Sebastianelli pursuant to the terms of the Merger and payments of $311,538 and $69,231, to Messrs. Cardillo and Sebastianelli, respectively, representing the value of accrued vacation days.

Stock Option Grants Table

The following table sets forth certain information concerning stock options granted during 1996 by the Company to the CEO and each of the four most highly compensated executive officers of the Company (other than the CEO) in 1996. The hypothetical grant date present values of stock options granted in 1996 shown below are presented pursuant to SEC rules and are calculated under the modified Black-Scholes Model for pricing options.

STOCK OPTION GRANTS IN 1996

--------------------------------------------------------------------------------------------------------
                                           INDIVIDUAL GRANTS(1)
                             NUMBER OF    PERCENT OF
                            SECURITIES    TOTAL STOCK
                            UNDERLYING      OPTIONS
                               STOCK      GRANTED TO    EXERCISE                            GRANT DATE
                              OPTIONS      EMPLOYEES    PRICE PER       EXPIRATION           PRESENT
           NAME               GRANTED       IN 1995       SHARE            DATE              VALUE(6)
--------------------------------------------------------------------------------------------------------
Ronald E. Compton(2)          50,000(4)         1.56%     $71.875     February 23, 2006   $   595,500(7)
                             125,000(5)         3.89%      70.125    September 27, 2006   $ 2,591,250(8)
Michael J. Cardillo(3)        40,000(5)         1.25%      70.125    September 27, 2006   $   829,200(8)
Richard L. Huber(2)           22,000(4)         0.69%      71.875     February 23, 2006   $   262,000(7)
                              40,000(5)         1.25%      70.125    September 27, 2006   $   829,200(8)
Daniel P. Kearney(2)          22,000(4)         0.69%      71.875     February 23, 2006   $   262,000(7)
                              40,000(5)         1.25%      70.125    September 27, 2006   $   829,200(8)
Joseph T. Sebastianelli(3)    40,000(5)         1.25%      70.125    September 27, 2006   $   829,200(8)
--------------------------------------------------------------------------------------------------------

 (1) Granted under the Company's 1996 Stock Incentive Plan (the Plan). The Plan permits participants to use shares of the Company's Common Stock to exercise options. The Plan provides that the option price shall not be less than 100% of the fair market value of the Common Stock on the date the option is granted. Under the Plan, options may be granted until April 30, 2006.

 (2) As a result of the Merger, each outstanding AL&C option, including outstanding options then held by Messrs. Compton, Huber and Kearney, was converted into a Company option at the same exercise price and term as the AL&C option. The options issued in substitution for previously issued AL&C options are not included in the above table.

 (3) As of the Merger Date, each outstanding USHC option, including outstanding options then held by Messrs. Cardillo and Sebastianelli, was canceled and treated as follows: (a) with respect to USHC options representing 40% of the income which could have been recognized immediately prior to the Merger Date, the Company issued options in substitution therefor in compliance with requirements of the Internal Revenue Code, and (b) with respect to any remaining options, the Company paid cash. The cash payment was equal to the excess of (i) the closing price of USHC stock on the day preceding the Merger Date over (ii) the exercise price of the option, multiplied by the number of shares subject to the option. The options issued in substitution for previously issued USHC options are not included in the above table.

 (4) Date of grant was February 23, 1996; initial exercise date is February 24, 1997; options vest in installments over a period of three years.

 (5) Date of grant was September 27, 1996; initial exercise date is September 28, 1997; options vest in installments over a period of three years. As noted in the Report of the Committee on Compensation and Organization, the Company advanced to September 1996 the stock option grant that would otherwise have been made in February 1997 to recognize the efforts of executives involved in the Merger, as well as to strengthen retention of USHC executives.

 (6) Grant date present values are calculated under the modified Black-Scholes Model. The Black-Scholes Model is a mathematical formula used to value options publicly traded in the securities markets and it assumes that options are freely transferable. Because the employee stock options granted above are not freely transferable, the Company believes that the grant date present values shown above may be overstated.

 (7) The assumptions made and factors used by the Company in the Black-Scholes Model calculation for the options granted February 23, 1996 were as follows: (i) a volatility factor of 20.83, representing the average of the one-year, three-year and ten-year historical volatility factors for the Common Stock determined as of the date of the option grant; (ii) a risk-free rate of return of 5.5%, representing the five-year U.S. Treasury bond rate in effect on the date of the option grant; (iii) a dividend yield of 3.8%, representing the Company's then current annual dividend, divided by the Common Stock price on the date of the option grant; and (iv) a four-year option term, representing the historical average life of the options granted. No further discount to the option value calculated was taken to give effect to the fact that the options are not freely transferable or to the exercise or lapse of the options after the vesting period but prior to the end of the ten-year option period.

 (8) The assumptions made and factors used by the Company in the Black-Scholes Model calculation for the options granted September 27, 1996 were as follows: (i) a volatility factor of 30.00%, representing the average of the one-year, three-year and five-year historical volatility factors for certain healthcare and life insurance companies weighted to reflect the earnings mix of the Company; (ii) a risk-free rate of return of 6.4%, representing the five-year U.S. Treasury bond rate in effect on the date of the option grant; (iii) a dividend yield of 1.1%, representing the Company's then current annual dividend, divided by the Common Stock price on the date of the option grant; and (iv) a four-year option term, representing the historical average life of options granted. No further discount to the option value calculated was taken to give effect to the fact that the options are not freely transferable or to the exercise or lapse of the options after the vesting period but prior to the end of the ten-year option period.

     There is no assurance that the hypothetical present values of stock options presented in the table represent the actual values of such options. The hypothetical values shown should not be construed as predictions by the Company as to the future value of its Common Stock.

Stock Option/SAR Exercises and December 31,
1996 Stock Option/SAR Value Table

The following table sets forth certain information concerning stock options and stock appreciation rights (SARs) exercised during 1996 by the CEO and each of the four most highly compensated executive officers of the Company (other than the CEO) in 1996 and the number and value of specified unexercised options at December 31, 1996. The values of unexercised in-the-money stock options at December 31, 1996 shown below are presented pursuant to SEC rules. There is no assurance that the values of unexercised in-the-money stock options reflected in this table will be realized.

AGGREGATED STOCK OPTION/SAR EXERCISES AND
DECEMBER 31, 1996 STOCK OPTION/SAR VALUE TABLE

------------------------------------------------------------------------------------------------------------------
                                                                                              VALUE OF
                                                      NUMBER OF SECURITIES                  UNEXERCISED
                                                           UNDERLYING                       IN-THE-MONEY
                       SHARES       VALUE         UNEXERCISED OPTIONS/SARS AT                OPTIONS AT
                      ACQUIRED     REALIZED           DECEMBER 31, 1996(1)              DECEMBER 31, 1996(2)
                        UPON         UPON        ------------------------------   --------------------------------
        NAME          EXERCISE     EXERCISE      EXERCISABLE   UNEXERCISABLE(3)   EXERCISABLE     UNEXERCISABLE(3)
------------------------------------------------------------------------------------------------------------------
Ronald E. Compton            0    $        0          22,114        304,666       $   566,572        $4,713,359
Michael J. Cardillo     39,213     1,293,226(4)       34,318         40,000         1,552,685           395,000
Richard L. Huber         5,000       120,000          42,501        156,999         1,110,028(5)      3,088,723(5)
Daniel P. Kearney            0             0          45,570        144,166         1,401,401         2,514,024
Joseph T.
  Sebastianelli         27,238       871,143(4)       23,881         40,000         1,061,348           395,000
------------------------------------------------------------------------------------------------------------------

(1) Tandem SARs are attached to exercisable stock options relating to 13,875 shares held by Mr. Kearney. No tandem SARs are attached to any unexercisable stock options.

(2) Based on the December 31, 1996 closing stock price of $80.

(3) Represents stock options which are not vested.

(4) Represents mandatory cash payment for certain USHC employee stock options (see footnote 3, page 22).

(5) Includes options held by Huber Associates Limited Partnership, a family limited partnership, of which Mr. Huber and his spouse are sole general partners.

Pension Plan

The Company provides for certain of its employees a noncontributory, defined benefit pension plan. Retirement benefits are calculated on the basis of (i) the number of years of credited service (maximum credit is 35 years), and (ii) the employee's average annual earnings during the 60 consecutive months out of the last 120 months of service which yield the highest annual compensation. Employees receive service credit for actual years of employment with the Company. Under certain circumstances, determined on a case-by-case basis, additional service credit may be given for employment with affiliated and non-affiliated companies and, as determined by the Company's Board, for the purposes of inducing employment of senior officers or rewarding past service.

     The table below shows the estimated maximum annual retirement benefits payable under the pension plan, at selected earnings levels and after selected periods of credited service, to employees with at least 15 years of credited service who retire at age 65.

PENSION PLAN TABLE

---------------------------------------------------------------------------
 AVERAGE
  ANNUAL                        CREDITED YEARS OF SERVICE
 EARNINGS         15           20           25           30           35
---------------------------------------------------------------------------
   700,000      158,000      210,000      263,000      315,000      368,000
   800,000      180,000      240,000      300,000      360,000      420,000
   900,000      203,000      270,000      338,000      405,000      473,000
 1,000,000      225,000      300,000      375,000      450,000      525,000
 1,100,000      248,000      330,000      413,000      495,000      578,000
 1,200,000      270,000      360,000      450,000      540,000      630,000
 1,300,000      293,000      390,000      488,000      585,000      683,000
 1,400,000      315,000      420,000      525,000      630,000      735,000
 1,500,000      338,000      450,000      563,000      675,000      788,000
---------------------------------------------------------------------------

     The term "earnings," as used in the retirement benefits table above, includes annual salaries and annual bonuses paid under the Annual Incentive Plan set forth in the relevant columns of the Summary Compensation Table on page 20. At December 31, 1996, "average annual earnings" for pension plan purposes for Messrs. Compton, Huber and Kearney were $1,252,471, $931,321 and $734,569, respectively. Messrs. Cardillo and Sebastianelli are not currently eligible for participation in the Pension Plan.

     The credited years of service on December 31, 1996 for the persons named in the Summary Compensation Table are as follows: Mr. Compton-35 years; Mr. Huber-1.9 years; and Mr. Kearney-28.9 years.

     The benefits set forth in the above table do not take into account any reduction for joint and survivorship payments or any offset for Social Security benefits to be received by the employee. After retirement, benefits are subject to cost-of-living adjustments of not more than 3% per year, but cannot be reduced below the amount payable at the time of the individual's retirement.

     ERISA and the Code limit the maximum annual benefit that may be accrued under and paid from a tax-qualified plan. As a result, the Company has established a Supplemental Plan to provide benefits (included in the foregoing table) which would exceed the applicable limit. The Supplemental Plan also is used to pay other pension benefits not otherwise payable under the tax-qualified plan, including certain benefits attributable to additional years of credited service beyond years actually served, additional years of age, and covered compensation in excess of that permitted under the tax-qualified plan.

OTHER AGREEMENTS

The Company administers a Severance and Salary Continuation Benefits Plan (Severance Plan) under which employees, including the Company's executive officers, terminated by the Company without cause may receive up to two weeks of continuing salary for every credited full year of employment to a maximum of one year's salary. In addition, when an employee's job is eliminated due to reengineering, reorganization or staff reduction efforts, employees, including the Company's executive officers, are eligible for an additional 13 weeks of salary continuation and outplacement assistance. Under certain circumstances, determined on a case-by-case basis, additional severance pay benefits may be granted for the purposes of inducing employment of senior officers or rewarding past service. Certain benefits continue during the severance pay and salary continuation periods.

     The Company has entered into employment agreements with Messrs. Compton and Kearney. The agreements have a three-year term, expiring in 1998, unless renewed. The agreements provide that, if the executive's employment by the Company is terminated other than for "cause" or by the executive for "good reason" (as defined in the agreements), in lieu of participation in the Company's Severance Plan, the executive will be entitled to a special termination payment equal to the aggregate of two times base salary and target bonus, and a pro-rata portion of the executive's target annual bonus for the then uncompleted fiscal year. This special termination payment will be made available as salary continuation (with continuation of medical and welfare benefits) or, at the election of the executive, in a lump sum (without continuation of medical and welfare benefits). Upon a change-in-control of the Company (as defined), the special termination payment is increased to three years' base salary and target bonus.

     Upon his appointment as President, the Company entered into an employment agreement with Mr. Sebastianelli. The agreement expires in 2001. The agreement provides that, if the executive's employment is terminated (i) other than for "cause" (as defined in the agreement), (ii) by the executive for "good reason" (as defined), or (iii) by the executive prior to February 28, 1999 for reasons specified in the agreement, in lieu of participation in the Company's Severance Plan, the executive will be entitled to a special termination payment equal to the aggregate of three times base salary and target bonus, and a pro-rata portion of the executive's target annual bonus for the then uncompleted fiscal year. For 36 months following the date of such termination, the executive is eligible for continuation of welfare and pension benefits. The agreement provides that, in the event of such a termination, a restricted stock award will automatically vest and all other outstanding equity-based awards will continue to vest for one year. The agreement also provides that, in the event of death or "disability" (as defined), the executive will be entitled to continued payments of base salary and annual bonus for one year (in the case of disability, offset by amounts paid under the Company's long-term disability program).

     In connection with the Merger, the Company assumed USHC's employment agreement with Mr. Cardillo. The agreement has a five-year term, expiring in 2001, unless renewed. The agreement provides that, if the executive's employment is terminated by the Company other than for "cause" or "disability" or by the executive for "good reason" (as defined in the agreement), in lieu of participation in the Company's Severance Plan, the executive will be entitled to a special termination payment equal to the aggregate of three times base salary and target bonus, and a pro-rata portion of the executive's annual bonus for the then uncompleted fiscal year. For 36 months following the date of such termination, the executive is eligible for continuation of welfare and pension benefits. The agreement also provides that, in the event of such a termination, all outstanding equity-based awards will continue to vest for one year and will remain exercisable for a period of 90 days thereafter. The termination of Mr. Cardillo's employment during the first two years of the agreement requires a vote of two-thirds of the Board of Directors.

     Under the terms of the employment agreements described above, an executive will generally be reimbursed by the Company for any applicable excise taxes (including tax gross-up) incurred as a result of payments made under the agreements.

     Upon commencement of his employment with AL&C, Mr. Huber entered into an agreement which provides that if his employment is involuntarily terminated under circumstances that would call for severance pay benefits, he will receive payment for not less than 52 weeks of base salary. In the event of a change-in-control of the Company (as defined), Mr. Huber's severance benefit would increase to 156 weeks of base salary.

     The Board of Directors has approved provisions to protect certain benefits of Company employees in the event of a change-in-control of the Company (as defined). The provisions provide that the Severance Plan shall become noncancelable for a period of one year. Also, all previously granted stock options which have not yet vested will become vested and immediately exercisable. In the event of a change-in-control, bonuses payable under the Company's annual bonus program will become payable based on the target award for participants. Also, long-term incentive awards granted under the Company's 1996 Stock Incentive Plan for the period 1995-1998 will vest and a pro-rated award will be paid equal to the greater of target or actual performance through the date of the change-in-control. Provision has been made to permit funding of a trust to protect supplemental retirement benefits (pension and 401(k)) and deferred compensation upon a change-in-control or potential change-in-control (each as defined) of the Company.

REPORT OF THE COMMITTEE ON
COMPENSATION AND ORGANIZATION

The following report is presented by the Company's Committee on Compensation and Organization, which consists entirely of outside Directors. Prior to the Merger, members of the Committee served in the same capacity for AL&C. This report does not address compensation paid to USHC executives prior to the Merger because those decisions were made by the Compensation Committee of the Board of Directors of USHC.

     As discussed more fully below, the Committee is particularly pleased with the performance of the Company in achieving the goal of sharply increasing total return to shareholders it established for the 1993-1996 long-term incentive awards. The Company moved from the bottom quartile of companies in the Dow Jones Insurance Industry Index (DJIII) to the top half of the index over a four-year period. When this performance goal was established, it was viewed by the Committee as ambitious; few companies have achieved that level of improvement over a four-year period. The Committee applauds the efforts of all Company employees who have assisted the Company in achieving this goal.

COMPENSATION POLICIES FOR EXECUTIVE OFFICERS

The Committee administers the Company's compensation plans for executives, and reviews and makes recommendations to the Board on the Company's executive compensation policies.

     The Company uses its executive compensation program to:
- attract and retain high performance executives;
- create a performance-oriented environment in which executive officers can earn additional compensation by achieving superior annual and long-term business results;
- focus executive officers on increasing shareholder value by awarding them stock-based compensation directly linked to improvements in shareholder return; and
- compensate executive officers based on the Company's performance relative to its competitors and improvements in the Company's performance over time.

     The Company's compensation program for executive officers consists of four principal elements: salaries, annual incentive bonuses, stock options and long-term incentive awards. The compensation program is designed to set total compensation opportunity (salary, annual bonus, stock options and long-term incentive award) at a level relative to the median level of total compensation paid to similarly-positioned executives at companies in a comparison group selected for each position (the Comparison Group). The Comparison Group for each position is selected from companies believed to be major competitors for executive talent and includes health, financial services, insurance and other companies. These companies include nine insurance companies, five of which were in the DJIII in 1996. The specific companies selected for an executive's Comparison Group depends on the executive's area of responsibility. An executive's positioning relative to the median depends upon the executive's experience, level and scope of responsibility within the Company, and individual performance. Executive officers are also eligible for other employee benefits as set forth in the Summary Compensation Table (see page 20).

1. Salaries. The Committee reviews salaries annually. Salaries for executive officers are based on the competitive marketplace for comparable jobs and are designed to set total compensation opportunity at a level relative to the median of total compensation paid similarly positioned executives at companies in the Executive's Comparison Group. Individual salaries are determined by the executive's experience, level and scope of responsibility within the Company, and individual performance.

2. Annual Incentive Bonuses. Annual incentive bonuses payable under the Company's annual incentive programs are designed to reward executive officers for achieving specific financial and strategic goals.

     Annual Incentive Plan. In 1996, shareholders approved the Company's 1996 Annual Incentive Plan. Pursuant to that plan, which applies to executives named in the Company's Proxy Statement (other than executives of USHC, see below), specific financial goals are established at the beginning of the performance year and bonuses are linked directly to their achievement. Under this plan, if 100% of the financial goal is met, the maximum award permitted under the plan may be paid. If less than 100% of the financial goal is met, the maximum bonus payable is proportionately reduced. The Committee has discretion to pay less than the maximum amount permitted by the plan. For 1996, the financial goal established by the Committee for the chief executive officer and other staff executives was measured by corporate net income (adjusted by the Committee to exclude realized capital gains and losses, as well as certain items identified at the start of the performance year and determined to be unusual, non-recurring or beyond management's control). The financial goal established for business unit executives was based 75% on the business unit's operating earnings, measured by income from continuing operations before realized capital gains and losses, and 25% on corporate net income (adjusted as described above). The Committee determined that the performance goals for 1996 were exceeded and awarded bonuses in accordance with this performance.

     Management Incentive Plan. Executive officers who do not participate in the Annual Incentive Plan and are not executives of USHC, participate in the Company's Management Incentive Plan (MIP). Under MIP, the Committee sets the amount of an executive officer's bonus based on various levels of financial and strategic performance for each business unit or staff area. Seventy-five percent of a business unit head's bonus depends on the unit's operating earnings and 25% depends on corporate net income (adjusted as described above). Forty percent of a staff unit head's bonus depends on corporate net income (as adjusted) and 60% depends on the unit's own financial performance, measured by actual expense level versus budget, and by achievement of other relevant performance objectives. Examples of these performance objectives include measurable improvements in the quality of customer service and effective resolution of legal, regulatory or other important issues affecting the Company.

     Under MIP, if 100% of the goal is met, up to 100% of the target bonus amount is payable. If 80% of the goal is met, up to 50% of the bonus amount is payable. If the goal is exceeded, up to 200% of the bonus amount is payable. At the Committee's discretion, the amount of a bonus may be adjusted upward or downward by up to 20% to take into account strategic results achieved by the business unit or staff area. The principal criteria used by the Committee in assessing strategic results are positioning of the Company's businesses, quality of the unit's earnings, expense management, customer service, new product development, management of human resources and diversity, and use of technology.
     In 1996, the financial performance of the business and staff units varied; many achieved or exceeded their goal, some did not. The Company's consolidated financial performance (after adjustment) was determined by the Committee to be at 127% of the established goal. The bonuses paid to executive officers reflect this performance.

     USHC Management Bonus Plan. Annual bonuses paid to executive officers who were executive officers of USHC prior to the Merger were determined in accordance with the USHC Management Bonus Plan. Under this plan, specific financial and business goals and related bonus amounts were established at the start of the performance year. For 1996, the goals established were based on USHC's net income and net membership growth. Bonuses were paid in accordance with performance against those targets.

3. Stock Options. The Company awards stock options to better align the interests of its executive officers with those of its shareholders in increasing long-term shareholder value. Stock options are granted annually to executive officers at 100% of the fair market value of the underlying Common Stock on the date of grant. The value of the stock option component of an executive officer's compensation opportunity is converted into a specific number of shares subject to option by assigning each option an estimated realizable value (based on an independent compensation consultant's analysis of the value realized upon exercise of stock options by executives at a diverse and large number of major corporations). The number of options granted to an executive is calculated to position total compensation opportunity at a level relative to the median level of compensation paid to similarly-positioned executives at companies in the executive officer's Comparison Group. The annual stock option grants made in 1996 vest over a three-year period.

     In addition to the annual stock option grant made in February 1996, the Company advanced to September 1996 the annual option grant that would otherwise have been made in February 1997 to recognize the efforts of executives involved in the Merger, as well as to strengthen retention of USHC executives. The number of options granted was determined in the manner described above and options were granted at 100% of the fair market value of the Common Stock on the date of grant. The options vest over a three-year period.

4. Long-term Incentive Payout. In December 1996, the Committee determined that the performance targets for the Incentive Units granted for the 1993-1996 measurement period had been exceeded. As a result, in accordance with the terms of the Incentive Unit Agreement, the awards paid at a level of 139.3% of target.

     The intent of the long-term incentive award program was to encourage Company executives to increase the total return to shareholders of the Company relative to the total return provided to shareholders of the other companies in the DJIII. In the years immediately preceding 1993, the Company's total return to shareholders was below the median level attained by companies in the DJIII (the Company ranked 26th of 30 companies in the DJIII). The Committee determined that improvement in this area over the long term was in the best interest of the Company and its shareholders. As can be seen from the four-year performance chart (see page 33), over the four-year measurement period, the Company's annualized total return to shareholders was 17.2% compared with the median annualized total return attained by companies in the DJIII over this same period of 13.6%. The Company moved from 26th in the DJIII to eighth. This performance provided shareholders with total return of 88.6% over the four year measurement period, an increase in total shareholder value of $4.4 billion.

5. Merger-Related Compensation. In connection with the Merger, the Company assumed certain employment agreements with executive officers who at the time of the Merger were executive officers of USHC. These agreements provided for payment as of the Merger Date of an amount equal to the sum of the executive's then-current annual salary, plus the amount of the executive's 1995 bonus, and a grant, as of the Merger date, of 22,825 shares of restricted Common Stock. The agreements also provided for reimbursement of certain taxes.

     Certain executive officers received a one-time bonus amount intended to recognize their extraordinary performance in connection with the Merger and related integration. The amounts (other than for the Chairman) were determined based on the Chairman's assessment of individual performance.

6. Other.  In 1994, a change in the Internal Revenue Code -- Section
162(m) -- eliminated tax deductibility for executive compensation over $1 million, except in certain circumstances. Pursuant to sec.162(m), compensation over $1 million is deductible if it is awarded according to a shareholder-approved, performance-based formula and performance is objectively measured by independent "outside directors" (as defined in Section 162(m)). The Committee and its outside compensation consultant believe that performance-based pay over $1 million is sometimes required to attract and retain executives in a competitive marketplace. Stock options and Incentive Units granted under the Stock Incentive Plan and annual bonuses paid under the Annual Incentive Plan are designed so that the compensation paid will be tax deductible by the Company. The Committee believes that there are circumstances under which it is appropriate for the Committee to elect to forego deductibility to maintain flexibility or continue to pay competitive compensation.

Basis for the Compensation of the Chief
Executive Officer

The following are details of compensation earned by Mr. Compton for 1996, illustrating the Company's performance-based executive compensation policy.

1. Salary. Mr. Compton received an increase in salary in 1996 of 4.9%. This increase was awarded to bring Mr. Compton's total direct compensation opportunity (salary, annual bonus, stock options and long-term incentive award) to a competitive median level.

2. Annual Incentive Bonus. Mr. Compton's annual bonus depends on the Company's consolidated financial performance, measured by net income, adjusted by the Committee to exclude realized capital gains and losses, as well as certain items identified at the start of the performance year and determined by the Committee to be unusual, non-recurring or beyond management control. In 1996, the Committee adjusted net income downward to reflect, among other items, the positive effect of earnings from discontinued operations and the reinvestment of proceeds from the sale of the Company's property/casualty operations, as well as upward to exclude the negative effect of reorganization charges. As a result, the Committee deter-mined that the financial goal was exceeded. This financial performance was the basis for the Committee's decision to award Mr. Compton a bonus of $1,350,000.

3. Stock Options. Mr. Compton was granted a stock option for 50,000 shares in February 1996 and a stock option for 125,000 shares in September 1996 under the guidelines and procedures established by the Committee and described elsewhere in this Report.

4. Long-Term Incentive Payout. In December 1996, the Committee determined that the performance targets for the Incentive Units granted for the period 1993-1996 had been met (see discussion above and four-year performance graph, page 33). In accordance with the terms of the Plan, 139.3% of Mr. Compton's award for the period 1993-1996 (39,720 incentive units) vested. Each unit represents one share of the Company's Common Stock.

5. Merger Compensation. Mr. Compton was awarded a one-time bonus of $400,000 to recognize his strong leadership in implementing long-term strategic and business initiatives for the Company, which included the merger with USHC and related integration.

The Committee on Compensation
and Organization

Frank R. O'Keefe, Jr.    Jack D. Kuehler
(Chairman)
Michael H. Jordan        Judith Rodin

CORPORATE PERFORMANCE GRAPHS

The graph compares the cumulative total shareholder return on the Company's Common Stock (assuming reinvestment of dividends) with the cumulative total return on the published Standard & Poor's 500 Stock Index (S&P 500) and the cumulative total return on the published Dow Jones Insurance Industry Index (currently 34 insurance companies) over the preceding five-year period. The graph assumes a $100 investment in shares of AL&C common stock on December 31, 1991.

                       FIVE-YEAR CUMULATIVE TOTAL RETURN
             AETNA, S&P 500 AND DOW JONES INSURANCE INDUSTRY INDEX

     MEASUREMENT PERIOD
   (FISCAL YEAR COVERED)          AETNA         S&P 500         DJIII
12/31/91                              100.0          100.0          100.0
12/31/92                              112.7          107.6          122.9
12/31/93                              153.7          118.4          128.1
12/31/94                              126.7          120.0          127.0
12/31/95                              194.2          165.0          182.2
12/31/96                              229.8          202.6          224.7

As noted in the Report of the Committee on Compensation and Organization, the Committee determined in 1996 that the performance targets for the Incentive Units granted for the 1993-1996 measurement period had been exceeded. The graph below compares the yearly change in the Company's cumulative total shareholder return on its Common Stock for the four-year period over which performance was measured, assuming a $100 investment in shares of AL&C common stock on January 1, 1993. For purposes of determining total return to shareholders, the Incentive Unit award program calculated the change in stock price of the Company's Common Stock and the common stock of each of the individual companies in the DJIII by comparing the average of the closing stock price of the Company and each other company on the last business day of each week in the 13-week period both preceding the start and end of the measurement period. The initial value of the Common Stock used to determine total shareholder return was calculated to be $44.24 (representing the 13-week period ending December 31, 1992). The value calculated for the 13-week period preceding December 31, 1996 was $70.35. The graph below calculates the median total return to shareholders over the same 13-week periods for the companies in the DJIII at both the start and end of the measurement period.

                       FOUR-YEAR CUMULATIVE TOTAL RETURN*
                 AETNA AND DOW JONES INSURANCE INDUSTRY INDEX**

     MEASUREMENT PERIOD                        DJIII TRS
   (FISCAL YEAR COVERED)          AETNA          MEDIAN
1/1/93                                100.0          100.0
12/31/93                              145.5          115.5
12/31/94                              115.3          108.6
12/31/95                              188.8          145.4
12/31/96                              188.7          166.5

 * Assumes that any dividends were reinvested in the relevant securities when paid.

** Represents the median cumulative total return to shareholders for the 26 insurance companies that were in the Dow Jones Insurance Industry Index on 1/1/93 and were still included in the index on 12/31/96 (including the Company).

II. APPOINTMENT OF AUDITORS

Following the recommendation of its Audit Committee, the Company's Board of Directors has appointed and recommends shareholder approval of KPMG Peat Marwick LLP as the Company's independent auditors for the current calendar year. The firm has acted in this capacity since 1972. It is expected that representatives of the firm will be available at the Annual Meeting of Shareholders to make a statement if the firm desires and to respond to appropriate questions.

     The affirmative vote of a majority of the votes cast is required for approval of the appointment of KPMG Peat Marwick LLP as the Company's independent auditors.

     The Board recommends a vote FOR the approval of KPMG Peat Marwick LLP as the Company's independent auditors for the current calendar year. Unless directed to the contrary, the shares represented by the enclosed Proxy will be voted FOR the appointment of KPMG Peat Marwick LLP as independent auditors for the current calendar year.

III. SHAREHOLDER PROPOSAL TO ROTATE LOCATION OF ANNUAL MEETING

Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave. N.W., Suite 215, Washington, D.C. 20037, (owner of 50 shares of Common Stock) has advised the Company that she plans to present the following proposal at the Annual Meeting. The proposal is included pursuant to rules of the Securities and Exchange Commission.

     "RESOLVED: That the stockholders recommend that the Board take the necessary steps to have the meeting rotated each year to cities where Aetna either has major facilities and/or has a large concentration of shareholders.

     "This could include cities such as Dallas, New York, Atlanta, Tampa, and Philadelphia.

     "While many major corporations such as GE, A.T.T., Xerox, IBM, Westinghouse, AMR, UAL, and many others are rotating on a regular basis, Aetna keeps meeting only in Hartford.

     "In recent years, GM, Ford and Chrysler have ALL adopted OUR resolution to rotate the annual meeting.

     "Owners in other parts of the country (outside of Hartford) should also have the opportunity to meet directors and management.

     "If you AGREE, please mark your proxy FOR this proposal."

     The affirmative vote of a majority of votes cast is required for approval of the foregoing proposal.

     The Board of Directors will OPPOSE this proposal if it is introduced at the 1997 Annual Meeting and recommends a vote against this proposal.

Under the Company's By-Laws, the Board of Directors has the discretion to determine the location of the Company's Annual Meeting. This year's Annual Meeting, as well as the Annual Meetings of AL&C prior to the Merger, have been held in Hartford, Connecticut because it is the Company's headquarters and is close to a large concentration of shareholders, employees and retirees. The Board believes that it may be appropriate from time to time to hold the Annual Meeting in locations other than Hartford where the Company has significant operations or a large shareholder presence. The Board's objection to the proposal, however, is that it would commit the Company to a plan of mandatory rotation. The Board believes that it should continue to have flexibility to determine the location of its Annual Meetings and that mandatory rotation would undermine the Board's ability to balance all the relevant factors, including convenience to shareholders, employees, Directors and officers, cost, and security considerations.

     Unless directed to the contrary, the shares represented by the enclosed Proxy will be voted AGAINST the proposal.

IV. OTHER INFORMATION AND 1998 SHAREHOLDER PROPOSALS

The Company will bear the cost of soliciting Proxies. In addition to the use of the mails, solicitations may be made by personal interview, telegram or telephone by Directors, officers and employees of the Company and its subsidiaries. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to beneficial owners, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in doing so. To assist in the solicitation of Proxies, the Company has engaged Kissel-Blake Inc., New York, New York, for a fee of $15,000, plus reasonable out-of-pocket expenses.

     To be included in the 1998 Proxy Statement and on the Proxy Card, shareholder proposals must be received by the Company not later than November 20, 1997. Such proposals must comply with all applicable SEC rules and regulations. Proposals should be forwarded to the Corporate Secretary, Aetna Inc., 151 Farmington Avenue, Hartford, Connecticut 06156.

     The Company's By-Laws require that notice of nominations of persons for election to the Board of Directors, other than those made by or at the direction of the Board of Directors, must be received no later than 90 days before the Annual Meeting. The notice must present certain information concerning the nominee and the shareholder making the nomination. The notice also must include the nominee's written consent to being a nominee and to serving if elected. Notices should be sent to the Corporate Secretary, Aetna Inc., 151 Farmington Avenue, Hartford, Connecticut 06156.

ANNUAL REPORT

The Company's 1996 Annual Report to Shareholders was mailed to shareholders on or about March 13, 1997.

By order of the Board of Directors,

LOGO
Lucille M. Nickerson
Vice President, Corporate Governance and
Corporate Secretary
March 21, 1997

151 Farmington Avenue
Hartford, Connecticut 06156

Cat. 2000847500
Printed on recycled paper.

                                   AETNA INC.

        The undersigned hereby appoints William H. Donaldson, Barbara Hackman Franklin and Frank R. O'Keefe, Jr., and each of them, the proxies of the
  P     undersigned, with full power of substitution, to vote the shares of the
  R     undersigned at the Annual Meeting of Shareholders of Aetna Inc. to be
  O     held April 25, 1997 and at any adjournment or postponement thereof, and
  X     directs said proxies to vote as specified herein on the matters set
  Y forth in the Notice of the meeting, and in their discretion on any other matters that may properly come before the meeting or any adjournment or postponement thereof.

        NOMINEES:  Leonard Abramson, Betsy Z. Cohen, Ronald E. Compton, William
                   H. Donaldson, Barbara Hackman Franklin, Jerome S. Goodman, Earl G. Graves, Gerald Greenwald, Ellen M. Hancock, Richard
                   L. Huber, Michael H. Jordan, Jack D. Kuehler, Frank R. O'Keefe, Jr., Judith Rodin, Joseph T. Sebastianelli

        THIS PROXY IS SOLICITED ON BEHALF OF AETNA'S BOARD OF DIRECTORS.

                   PLEASE VOTE, SIGN AND DATE THIS PROXY AND
                  RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                                               See Reverse Side
-------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *

    Please mark your
[X] votes as in this
    example.

    This proxy, when properly executed, will be voted in the manner directed herein by the shareholder. If no direction is made, this Proxy will be voted FOR Items 1 and 2 and AGAINST Item 3.
--------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR Items 1 and 2.
--------------------------------------------------------------------------------
                  FOR    WITHHELD                        FOR   AGAINST   ABSTAIN
1. Election of    [ ]      [ ]     2. Approval of KPMG   [ ]     [ ]       [ ]
   Directors                          Peat Marwick LLP
   (See reverse                       as Independent
     side)                            Auditors

For, except vote withheld from
the following nominee(s):

--------------------------------


------------------------------------------------------------
The Board of Directors recommends a vote AGAINST Item 3.
------------------------------------------------------------
                                       FOR  AGAINST  ABSTAIN
3. Shareholder proposal                [ ]    [ ]      [ ]
   on rotating annual meeting
   location

------------------------------------------------------------
MARK THE BOX IF YOU HAVE MORE THAN ONE ACCOUNT         [ ]
AND WANT TO DISCONTINUE RECEIVING MULTIPLE COPIES
OF FUTURE ANNUAL REPORTS.
------------------------------------------------------------
The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment or postponement thereof. NOTE: Please sign names(s) exactly as printed hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, or for a corporation, please give your title.




                                                      , 1997
------------------------------------------------------




                                                      , 1997
------------------------------------------------------
SIGNATURE(S)                                 DATE



------------------------------------------------------------
                 * FOLD AND DETACH HERE *


       IF YOU PLAN TO ATTEND THE MEETING, PLEASE
         COMPLETE AND RETURN THE POSTAGE-PAID
       RESERVATION CARD DIRECTLY TO THE COMPANY.

                                   AETNA INC.

TO:  PARTICIPANTS IN THE AETNA INCENTIVE SAVINGS PLAN

Mellon Bank, N.A., the Trustee under the Incentive Savings Plan (the Plan), has been instructed to solicit your instructions on how to vote the shares of Aetna Common Stock held by the Trustee on your behalf in accordance with the terms of the Plan and to vote those shares in accordance with your instructions at the Annual Meeting of Shareholders of Aetna Inc. to be held on April 25, 1997 and at any adjournment or postponement thereof. Please indicate, by checking the appropriate box, how you want these shares voted by the Trustee and return this card to the Trustee by April 18, 1997 in the envelope provided. We would like to remind you that your individual voting instructions are held in strictest confidence and will not be disclosed to the Corporation. In the event you fail to indicate your voting instructions, fail to sign the card, or the card is not received by the Trustee by April 18, your shares will be voted by the Trustee in the same manner and proportion as those shares for which the Trustee receives proper and timely instructions.

                          (continued on reverse side)
-------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *

                                                           Please mark
                                                           your vote as   /X/
                                                           indicated in
                                                           this example

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1) Election of Directors

Nominees: Leonard Abramson, Betsy Z. Cohan, Ronald           (Mark only one)
E. Compton, William H. Donaldson, Barbara Hackman          FOR          WITHHELD
Franklin, Jerome S. Goodman, Earl G. Graves,              /  /            /  /
Gerald Greenwald, Ellen M. Hancock, Richard
L. Huber, Michael H. Jordan, Jack D. Kuehler,
Frank R. O'Keefe, Jr., Judith Rodin, Joseph
T. Sebastianelli

(INSTRUCTIONS: To withhold authority to vote for particular nominees, write those nominees' names in the space provided here.)

__________________________________________________         FOR  AGAINST  ABSTAIN
2) Approval of KPMG Peat Marwick LLP as Independent       /  /   /  /     /  /
  Auditors

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 3.

3) Stockholder proposal on rotating annual meeting location

                FOR  AGAINST  ABSTAIN
               /  /   /  /     /  /

                                    THIS INSTRUCTION CARD IS SOLICITED ON BEHALF
                                    OF AETNA'S BOARD OF DIRECTORS

Signature(s)____________________Signature(s)______________________Date_________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, adminstrator, trustee or guardian, please give full title as such.
-------------------------------------------------------------------------------
                             *FOLD AND DETACH HERE*

             IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND
            RETURN THE POSTAGE-PAID RESERVATION CARD DIRECTLY TO THE
             COMPANY. AN ADMISSION CARD WILL THEN BE MAILED TO YOU.

           Please fold and detach card at perforation before mailing


                                   AETNA INC.
TO:PARTICIPANTS IN THE U.S. HEALTHCARE, INC. SAVINGS PLAN

Fidelity Management Trust Company, the Trustee under the U.S. Healthcare, Inc. Savings Plan (the Plan), has been instructed to solicit your instructions on how to vote the shares of Aetna Common Stock and/or Aetna 6.25% Class C Voting Preferred Stock held by the Trustee on your behalf in accordance with the terms of the Plan and to vote those shares in accordance with your instructions at the Annual Meeting of Shareholders of Aetna Inc. to be held on April 25, 1997 and at any adjournment or postponement thereof. Please indicate, by checking the appropriate box, how you want these shares voted by the Trustee and return this card to the Trustee in the envelope provided. We would like to remind you that your individual voting instructions are held in strictest confidence and will not be disclosed to the Corporation. This Instruction Card, when properly executed, will be voted in the manner directed herein; if NO direction is given, this Instruction Card will be voted FOR Items 1 and 2 and AGAINST Item 3.

PLEASE VOTE, SIGN AND DATE THIS INSTRUCTION CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOUR SHARES WILL NOT BE VOTED BY THE TRUSTEE IF YOU DO NOT RETURN THIS CARD.

                             DATE
                                 ---------------------------
                                       THIS INSTRUCTION CARD IS SOLICITED
                                   ON BEHALF OF AETNA'S BOARD OF DIRECTORS.



                             --------------------------------------------
                                           (SIGNATURE(S))

                             NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                   IF YOU PLAN TO ATTEND THE MEETING, PLEASE
                 COMPLETE AND RETURN THE ENCLOSED POSTAGE-PAID
                   RESERVATION CARD DIRECTLY TO THE COMPANY.
                 AN ADMISSION CARD WILL THEN BE MAILED TO YOU.


           Please fold and detach card at perforation before mailing

PLEASE VOTE BY FILLING IN THE APPROPRIATE BOXES BELOW, AS SHOWN, USING BLUE OR BLACK INK OR DARK PENCIL. DO NOT USE RED INK.
------------------------------------------------------------------------------
This Instruction Card when properly executed will be voted in the manner directed herein by the shareholder. If no direction is made, this Instruction Card will be voted FOR Items 1 and 2 and AGAINST Item 3.

-----------------------------------------------------------------------------------------------------------
                         The Board of Directors recommends a vote FOR Items 1 and 2.
-----------------------------------------------------------------------------------------------------------
1.  Election of Directors                                               FOR      WITHHELD FROM
NOMINEES:  Leonard Abramson, Betsy Z. Cohen, Ronald E. Compton,                  ALL nominees
           William H. Donaldson, Barbara Hackman Franklin,
           Jerome S. Goodman, Earl G. Graves, Gerald Greenwald,         [ ]           [ ]
           Ellen M. Hancock, Richard L. Huber, Michael H. Jordan,
           Jack D. Kuehler, Frank R. O'Keefe, Jr., Judith Rodin,
           Joseph T. Sebastianelli
FOR, except vote withheld from the following nominees(s):

--------------------------------------------------------                FOR         AGAINST         ABSTAIN
2.  Approval of KPMG Peat Marwick LLP as Independent Auditors           [ ]           [ ]             [ ]



                         The Board of Directors recommends a vote AGAINST Item 3.
-----------------------------------------------------------------------------------------------------------
                                                                        FOR         AGAINST         ABSTAIN
3.  Shareholder proposal on rotating annual meeting location            [ ]           [ ]             [ ]
